Exhibit 99.1
Mylan Completes $2.89 Billion of Equity Financings, Including Exercise of Overallotment Option of
Mandatory Convertible Preferred Stock
PITTSBURGH, Nov. 19/PRNewswire-FirstCall/ — Mylan Inc. (NYSE: MYL) announced that it completed the sale of 2.14 million shares of 6.50% mandatory convertible preferred stock at $1,000 per share and 53.5 million shares of common stock at $14 per share pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission. The amounts sold include 279,000 shares of preferred stock issued pursuant to the underwriters’ exercise of the overallotment option.
The offerings generated net proceeds, after underwriting discounts and expenses, totaling approximately $2.8 billion, which will be used to prepay a portion of the bridge loans that were borrowed to finance in part its acquisition of Merck KGaA’s generics business.
The preferred stock will pay, when declared by the Board of Directors, dividends at a rate of 6.50% percent per annum on the liquidation preference of $1,000 per share, payable quarterly in arrears in cash, shares of Mylan common stock or a combination thereof at Mylan’s election. The first dividend date will be February 15, 2008.
Each share of preferred stock will automatically convert on November 15, 2010, into between approximately 58.5480 shares and 71.4286 shares of MYL common stock. The conversion rate will be subject to anti-dilution adjustments in certain circumstances. Holders may elect to convert at any time at the minimum conversion rate of 58.5480 shares of common stock for each share of preferred stock. The preferred stock is listed on the New York Stock Exchange under the symbol MYLPrA.
After giving effect to these offerings, MYL will have approximately 302 million shares of common stock outstanding.
The joint book-running managers for the preferred stock and common stock offerings are Merrill Lynch & Co. and Goldman, Sachs & Co. Merrill Lynch & Co. is acting as sole global coordinator for all financings for Mylan. Co-managers for the common stock offering are Citi, JPMorgan and Cowen and Company. Co-managers for the preferred stock offering are Citi, JPMorgan, Cowen and Company, Banc of America Securities LLC and Mitsubishi UFJ Securities.
Copies of the prospectuses related to the offerings may obtained from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department or from Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attention: Prospectus Department, Fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com.
This press release does not and shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

This press release contains statements that constitute “forward-looking statements”, including with regard to the Company’s planned securities offerings. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the prevailing conditions in the public capital markets; significant fluctuations in interest rates or inflation; economic recession; economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s stock; and the other risks detailed in the Company’s prospectus supplements and in periodic filings filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
SOURCE: Mylan Inc.
CONTACT: Kris King, +1-724-514-1800